Filed pursuant to Rule 433
Dated December 5, 2008

Relating to
Preliminary Prospectus Supplement Dated November 25, 2008 to
Registration Statement No. 333-131266

 2.90% Notes Due 2010 (Reopening)
Floating Rate Notes Due 2011 (Reopening)

Each Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program

2.90% Notes Due 2010 Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program (Reopening)

Issuer:	Morgan Stanley
Principal Amount:
$250,000,000.  The notes offered hereby constitute a further issuance of, and will be consolidated with, the $2,250,000,000 aggregate principal amount of 2.90% Notes Due 2010 Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program issued by us on December 2, 2008 (the "Original Fixed Rate Notes"). The notes offered hereby will have the same CUSIP number as the Original Fixed Rate Notes and will trade interchangeably with the Original Fixed Rate Notes immediately upon settlement.  Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $2,500,000,000.

Maturity Date:	December 1, 2010
Trade Date:	December 5, 2008
Original Issue Date (Settlement):	December 10, 2008
Interest Accrual Date:	December 2, 2008
Issue Price (Price to Public):	101.088%, plus accrued interest
Underwriting Discounts and Commissions:	0.25% of the principal amount
All-in Price:	100.838%, plus accrued interest
Proceeds to Issuer:	$252,095,000, plus accrued interest
Interest Rate:	2.90% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each June 1 and December 1, commencing June 1, 2009
Day Count Convention:	30/360
Payment of Additional Amounts:	Yes
Tax Redemption:	Yes
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61757U AA8
ISIN:	US61757UAA88
Ratings of Notes:	On the basis of the FDIC Guarantee, the notes will be rated Aaa by Moody’s, AAA by Standard & Poor’s and AAA by Fitch
Underwriters:	Morgan Stanley & Co. Incorporated and such other underwriters as shall be named in the final Prospectus Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
FDIC Temporary Liquidity Guarantee Program:
The notes will have the benefit of the Federal Deposit Insurance Corporation’s guarantee under the FDIC’s Temporary Liquidity Guarantee Program. Please refer to the description of the guarantee under “Description of Notes—FDIC Guarantee under the Temporary Liquidity Guarantee Program” in the above-referenced Preliminary Prospectus Supplement.

This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

Floating Rate Notes Due 2011 Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program (Reopening)

Issuer:	Morgan Stanley
Principal Amount:
$100,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $475,000,000 aggregate principal amount of Floating Rate Notes Due 2011 Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program issued by us on December 4, 2008 (the "Original Floating Rate Notes"). The notes offered hereby will have the same CUSIP number as the Original Floating Rate Notes and will trade interchangeably with the Original Floating Rate Notes immediately upon settlement.  Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $575,000,000.

Maturity Date:	March 4, 2011
Trade Date:	December 5, 2008
Original Issue Date (Settlement):	December 10, 2008
Interest Accrual Date:	December 4, 2008
Issue Price (Price to Public):	100%, plus accrued interest
Underwriting Discounts and Commissions:	0.25% of the principal amount
All-in Price:	99.75%, plus accrued interest
Proceeds to Issuer:	$99,750,000, plus accrued interest
Base Rate:	LIBOR Reuters LIBOR01
Spread (plus or minus):	Plus 0.575%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 4, June 4, September 4 and December 4, commencing March 4, 2009
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 0.575%
Initial Interest Reset Date:	March 4, 2009
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Payment of Additional Amounts:	Yes
Tax Redemption:	Yes
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61757U AE0
ISIN:	US61757UAE01
Ratings of Notes:	On the basis of the FDIC Guarantee, the notes will be rated Aaa by Moody’s, AAA by Standard & Poor’s and AAA by Fitch
Underwriters:	Morgan Stanley & Co. Incorporated and such other underwriters as shall be named in the final Prospectus Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
FDIC Temporary Liquidity Guarantee Program:
The notes will have the benefit of the Federal Deposit Insurance Corporation’s guarantee under the FDIC’s Temporary Liquidity Guarantee Program. Please refer to the description of the guarantee under “Description of Notes—FDIC Guarantee under the Temporary Liquidity Guarantee Program” in the above-referenced Preliminary Prospectus Supplement.

This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Preliminary Prospectus Supplement Dated November 25, 2008
Prospectus Dated January 25, 2006